UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IMMUCELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0382980
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

56 Evergreen Drive, Portland, ME	04103
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 1 TO FORM 8-A

ImmuCell Corporation (the “Company”) hereby amends the following items, exhibits or other portions of the Company’s Form 8-A originally filed on September 13, 1995, as set forth below.

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

In September 1995, the Company’s Board of Directors adopted a Common Stock Rights Plan, the terms of which were set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Co., as Rights Agent. Pursuant to the Rights Agreement, the Company has issued certain Rights to all holders of its Common Stock. Under the Rights Agreement, the Rights expire on the earlier to occur of the Redemption Date (as defined) or the Final Expiration Date (defined to be September 19, 2005). As of June 30, 2005, the Rights Agreement was amended to extend the Final Expiration Date by three years, to September 19, 2008. No other changes were made to the terms of the Rights at that time.

On June 6, 2008, the Board voted to authorize an amendment of the Rights Agreement to extend the Final Expiration Date by an additional three years, to September 19, 2011 and to increase the ownership threshold for determining “Acquiring Person” status from 15% to 18%. As of June 30, 2008, the Company and the Rights Agent entered into an amendment to the Rights Agreement, reflecting such extension and threshold increase. No other changes were made to the terms of the Rights.

ITEM 2. EXHIBITS.

Item 2 is hereby amended by adding the following exhibit:

4.1B Second Amendment to Rights Agreement, dated as of June 30, 2008, between the Registrant and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference to Exhibit 4.1B to the Registrant’s Current Report on Form 8-K filed June 30, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 30, 2008	IMMUCELL CORPORATION

	By:	/s/ Michael F. Brigham
Michael F. Brigham President and Chief Executive Officer